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                                                                   Exhibit 10.58





January 19, 2001




Dear Holders of Series C Preferred Stock:

We are all aware of the recent downturn in the public marketplace within the technology and internet sectors. The unfortunate reality is, despite our best faith effort to develop a valuable franchise for you, our preferred stockholders, the market has dramatically shifted in a manner adverse to the original business model we and many other "incubators" of internet technology envisioned. Worse yet, not only has the trading market for incubators all but evaporated, but the flow of funds in subsequent venture rounds of financing, one of the key elements of the incubator model, has slowed to a trickle.

The frustration that I have learned to live with is that while our market has fallen dramatically, our affiliate companies continue to execute on their strategic plans and achieve the benchmarks that not so long ago the market believed would ensure success.

In recognition of these factors, we do not believe it is prudent to continue to devote more resources towards the incubator model if other reasonable alternatives are available. For the past few months we have carefully evaluated a number of alternative business models with a view towards enhancing stockholder value on a long-term and meaningful basis. In this process, we have attempted to discern a preferred use of our personnel and capital resources through a series of intensive meetings with a number of investment bankers, market professionals and industry experts, as well as with some of the larger holders of Series C Preferred Stock.

Based upon these meetings, and on the assumption that the terms of this letter are accepted by the holders of our Series C Preferred Stock (the "Holders"), we have concluded that it is in the best interests of the Company and its stockholders to implement a change in our principal business focus. Under our new business model, the Company would (i) reduce the scope and level of, if not eliminate, any further investments in early stage internet businesses and (ii) focus on a "convergence" strategy pursuant to which it will, directly or indirectly, or in some combination thereof, attempt to acquire interests (generally controlling interests) in established operating businesses whose enterprise value can be enhanced through convergence with e-commerce strategies or other technologies, as well as through more traditional means of adding value, such as through the addition of qualified management or through reorganization of a company's operations or finances. These acquisitions may be accomplished through a combination of the Company's capital and capital from other sources, indebtedness (newly issued, assumed or purchase money) and/or the issuance of securities of the Company or its affiliates. We will concentrate our efforts generally, although not exclusively, on businesses whose revenues, income and asset base place them in traditional middle market sectors, thus, below the "radar level" of larger buyout funds. The strategy will initially be focused within these general guidelines, however, we will remain flexible to the


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extent we need to deviate from those guidelines in order to take advantage of opportunistic situations or otherwise respond to market forces. It is our view that by blending technology with operations, the convergence strategy will yield greater efficiencies, thus lead us on a path towards profitability and market recognition. As the CEO of this Company, I am convinced that the market will ultimately reward businesses that reflect solid operations, exhibit reasonable growth potential and "marry" newer technologies and operating strategies with "old economy" operations. Under the Series C Preferred Stock Purchase Agreement dated as of March 3, 2000 by and between the Company and the holders of our Series C Preferred Stock (the "Stock Purchase Agreement"), the Company can take certain actions only with the consent of two-thirds of the outstanding Series C Preferred Stock. Although we have been advised that implementation of the convergence strategy may not require such consent, we view the ongoing cooperation of the holders of Series C Preferred Stock as important to the convergence strategy's success and, therefore, are seeking your consent to certain matters as set forth hereafter.

1. Modifications to Securities Purchase Agreement. Section 1.4 of the Stock Purchase Agreement limits the Company's right to apply proceeds from the original sale of Series C Preferred Stock (the "Proceeds") only to those uses set forth on Exhibit B to the Stock Purchase Agreement. Exhibit B provides for, among other things, use of proceeds: "to make investments in affiliate companies (as the term is used in the Company's Registration Statement on Form S-1)". This generally related to the Company's investment in early stage internet companies. By signing this letter agreement, you agree to permit the Company to deploy the Proceeds to implement the convergence strategy, among others. Accordingly, you agree to amend Exhibit B to delete the phrase quoted above and insert in its place the following: "to make investments in corporations, limited liability companies, partnerships or other entities made in the ordinary course of the Company's business, as the same may be determined by its Board of Directors from time-to-time, and for whatever other business purposes are approved by the Company's Board of Directors."

2.            Issuance of Contingent Warrants.
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         (a) In consideration of your signing this letter agreement, the Company agrees that, in the event that the Series C Applicable Conversion Value (as defined in Section 4(d) of the Certificate of Designation of Powers, Preferences and Rights of the Series C Convertible Participating Preferred Stock (the "Certificate") on July 18, 2002 (the "Effective Date") is greater than a target price (the "Target Price") equal to the lower of: (i) $6.00 per share; or (ii) the Fair Market Value of a share of the Company's common stock on the Effective Date (but not less than $5.00 per share), the Company shall shortly following the Effective Date issue to you a warrant (the "Contingent Warrant") to purchase additional shares of Common Stock at an exercise price of $1.00 per share. The Contingent Warrant shall be for that number of shares of Common Stock necessary so that on conversion in full of the Series C Preferred Stock owned by you on the Effective Date, together with exercise in full of the Contingent Warrant, your average conversion/exercise price per share will be reduced to an amount equal to the Target Price on the Effective Date. For this purpose, "Fair Market Value" shall be the average of the closing prices of the Common Stock on the principal exchange or over-the-counter market on which the Common Stock regularly trades for the ten (10) trading days ending on the trading day immediately preceding the Effective Date.


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         (b) Notwithstanding the foregoing, the Company will not issue
Contingent Warrants to you and other holders of Series C Preferred Stock as of the Effective Date for more than 3,000,000 shares of Common Stock in the aggregate. If application of Subsection (a) above would require issuance of Contingent Warrants for more than 3,000,000 shares of Common Stock, the number of shares of Common Stock covered by each Contingent Warrant shall be reduced pro rata to satisfy the foregoing limitation. The Company has the right to credit against the number of Contingent Warrants to be granted to you that number of "Closing Warrants" (as that term is defined within the Stock Purchase Agreement) for which you remain the beneficial owner as of the Effective Date provided that the Company agrees to reduce the per share exercise price contained within the Closing Warrants to $1.00 per share and otherwise modifies the terms of the Closing Warrants to be in substantial conformity with the terms of the Contingent Warrants.

         (c) The actual average conversion/exercise price resulting from the issuance of the Contingent Warrants, assuming conversion of all Series C Preferred Stock and exercise of all Contingent Warrants, shall be referred to herein as the "Blended Effective Price Per Share."

         (d) The Contingent Warrants will contain the following material terms and conditions:

                  Term:

                  3 years from Effective Date

                  Registration Rights:

                  Subject to the general terms and conditions of the Registration Rights Agreement dated March 3, 2000 executed in connection with the issuance of the Series C Preferred Stock, as shortly following the Effective Date as is practicable, the Company shall, at its sole cost and expense, file a Registration Statement with the Securities and Exchange Commission for the purpose of registering for resale the shares of the Company's common stock issuable upon exercise of the Contingent Warrants. The Company agrees to use its best efforts to cause such Registration Statement to remain effective for the earlier of: (i) the term of the Contingent Warrants; or (ii) upon exercise or redemption of all Contingent Warrants. Registration rights will be subject to standard and customary cutback and holdback limitations in the event of underwritten public offerings.

                  Antidilution Rights:

                  Substantially similar to the antidilution rights in the Closing Warrants issued March 3, 2000.

                  Mandatory Exercise:

                  Upon thirty (30) days notice at any time during the exercise period, if the Common Stock trades at $.50 or more above the "Blended Effective Price Per Share" as established on the Effective Date and the underlying shares are covered by an effective registration statement.


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                  Delivery:

                  The definitive form of Contingent Warrant will be delivered to you by the Company shortly following the effectiveness of this Letter Agreement.

3. Contingent Warrant issued as a component of the Series C Preferred Stock. The right to receive the Contingent Warrant shall attach to, and remain an indivisible component of, the Series C Preferred Stock. Accordingly, the right to receive the Contingent Warrant cannot be sold or transferred separate and apart from a transfer or sale of the Series C Preferred Stock.

4. Restricted Securities. The Holder acknowledges and represents: (a) that he, she or it (hereinafter "it") has reviewed such quarterly, annual and periodic reports of the Company as have been filed with the Securities and Exchange Commission (the "Reports") and that it has such knowledge and experience in financial and business matters that it is capable of utilizing the information set forth therein, concerning the Company to evaluate the nature and value of the Contingent Warrants; (b) that it has been advised that the Contingent Warrants to be issued to it by the Company, as well as the shares issuable upon exercise of the Contingent Warrants (the "Shares"), will not be registered under the Securities Act of 1933 (the "Act"), except as otherwise provided in this Letter Agreement, and accordingly, it may only be able to sell or otherwise dispose of such Contingent Warrants or Shares in accordance with Rule 144 or except as otherwise provided in this Letter Agreement; (c) that until registered, the Contingent Warrants and Shares will be held for investment and not with a view to, or for resale in connection with the public offering or distribution thereof; (d) that the Contingent Warrants and Shares so issued will not be sold without registration thereof under the Act (unless the Contingent Warrants and Shares are subject to registration or in the opinion of counsel to the Company an exemption from such registration is available), or in violation of any law; and (e) that Certificate or Certificates representing the Contingent Warrants and Shares to be issued will be imprinted with a legend in form and substance substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED ON AN OPINION LETTER OF COUNSEL FROM THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

5. Automatic Conversion. Each Holder of the Series C Preferred Stock signing this Letter Agreement agrees that as a condition to the Company's agreement to issue the Contingent Warrants, each share of Series C Preferred Stock outstanding and beneficially owned by such Holder as of the Effective Date, shall upon the Effective Date be converted into the number of fully paid and non-assessable shares of the Company's common stock into which such shares of Series C Preferred Stock is then convertible pursuant to the applicable provisions of Section 4 of the Certificate, automatically and without further action.


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6. Effectiveness of this Letter Agreement. This Letter Agreement shall only become effective and the Company shall only become obligated to issue the Contingent Warrants provided the Holders of at least two-thirds majority of the outstanding shares of Series C Preferred Stock execute this Letter Agreement and return the same to the Company by no later than Friday, February 2, 2001.

7. Counterpart. This Letter Agreement may be executed by the parties in separate counterparts and delivered by facsimile, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. If you have any questions, please feel free to call me at
(215) 564-9193 or my cell at (215) 215-681-7900.

Very truly yours,

STONEPATH GROUP, INC.


By:
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            Andrew P. Panzo
            Chairman and Chief Executive Officer


The undersigned hereby agrees to the foregoing and agrees to be legally bound by the terms hereof.

Holder of Series C Preferred Shares


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Name

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Signature